UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

20/20 Biolabs, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11.

20/20 BIOLABS, INC.	CONTROL ID:
REQUEST ID:

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS for the Annual Meeting of Stockholders

DATE:	Tuesday, August 18, 2026
TIME:	10:00 A.m. Eastern time
LOCATION:	https://edge.media-server.com/mmc/go/AIDX2026AGM

HOW TO REQUEST PAPER COPIES OF OUR MATERIALS

PHONE: Call toll free 1-866-752-8683	FAX: Send this card to 202-521-3464	INTERNET: https://www.iproxydirect.com/AIDX and follow the on-screen instructions.	EMAIL: proxy-ID@equiniti.com Include your Control ID in your email.

This communication represents a notice to access a more complete set of proxy materials available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement is available at: https://www.iproxydirect.com/AIDX

If you want to receive a paper copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request, as instructed above, before August 3, 2026.

you may enter your voting instructions at https://www.iproxydirect.com/AIDX until 11:59 pm eastern time August 17, 2026.

The purposes of this meeting are as follows:

1. To elect the six (6) nominees named in the accompanying proxy statement to the board of directors, each to serve until our next annual meeting of stockholders or until such person shall resign, be removed or otherwise leave office;
2. To ratify the appointment of dbbmckennon as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
3. To approve an amendment and restatement of our Second Amended and Restated Certificate of Incorporation to, among other things, increase the number of shares of common stock that the Company is authorized to issue from 50 million shares to 500 million shares;
4. To approve our 2026 Equity Incentive Plan;
5. To approve the adjournment of the Annual Meeting to a later date if necessary to solicit additional proxies if there are not sufficient votes to approve any of the foregoing proposals at the time of the Annual Meeting, or any adjournment or postponement thereof; and
6. to transact such other business as may properly come before the annual meeting or any adjustment thereof.

Pursuant to Securities and Exchange Commission rules, you are receiving this Notice that the proxy materials for the Annual Meeting are available on the Internet. Follow the instructions above to view the materials and vote or request printed copies.

The board of directors has fixed the close of business on June 22, 2026 as the record date for the determination of stockholders entitled to receive notice of the Annual Meeting and to vote the shares of our common stock, par value $0.01 per share, they held on that date at the meeting or any postponement or adjournment of the meeting.

The Board of Directors recommends that you vote ‘for’ all proposals above.

Please note - This is not a Proxy Card - you cannot vote by returning this card